April 27, 2009

The Student Loan Corporation Announces
First Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $7.5 million, or $0.38 per share, for the quarter ended March 31, 2009, a decrease of $7.7 million (51%) compared to net income of $15.2 million, or $0.76 per share, reported for the same quarter of 2008. The Company’s net interest income of $58.1 million fell by $23.4 million reflecting margin compression during the first quarter of 2009.  This decrease was partially offset by a $9.3 million reduction in operating expenses and $4.2 million lower provision for loan losses.

During the first quarter of 2009, the Company obtained approximately $1.6 billion of debt financing through a combination of borrowings under the Department of Education’s Loan Participation Purchase Program under The Ensuring Continued Access to Student Loans Act of 2008 (the Participation Program) and the issuance of asset-backed securities. “We are very proud of our FFELP Stafford and PLUS origination growth of 16% this quarter as compared to the same quarter of 2008. As we build on this success, we continue to work at securing competitive funding in this very challenging credit environment.  Maintaining our focus on funding and cost reduction initiatives, both designed to mitigate the impact of external economic conditions throughout the upcoming year, are key priorities,” said Student Loan Corporation Chief Executive Officer, Mike Reardon.

During the twelve-month period ended March 31, 2009, the Company’s managed student loan portfolio grew by $4.9 billion (13%) to $44.0 billion, reflecting the Company’s continued strong origination performance and higher Stafford loan limits.  The managed portfolio includes $27.3 billion of Company-owned loan assets and $16.7 billion of loans serviced on behalf of securitization trusts or other lenders. Originations for the quarter included FFELP Stafford and PLUS originations of $2.2 billion, a 16% increase from the same quarter of 2008. Of the FFELP Stafford and PLUS originations this quarter, $1.1 billion were funded through the Participation Program bringing the total borrowings under this program to $2.1 billion. The Company also made new CitiAssist® loan commitments of $0.6 billion, which was 1% lower than the same quarter of 2008.

Net interest income of $58.1 million for the first quarter of 2009 was $23.4 million (29%) lower than the same quarter of 2008. This decrease was mainly the result of a decrease in net interest margin, offset in part by higher average loan balances. Net interest margin for the quarter was 0.84%, 52 basis points lower than the same quarter of 2008. The primary driver for this decrease in margin is the higher cost of funds resulting from the refinancing of maturing term debt with less favorable terms, resulting in higher credit premiums over the London Interbank Offered Rate (LIBOR), which decreased the Company’s net interest income by $43.5 million.  In addition, there has been a significant divergence between the 90-day Commercial Paper rate as published by the Department of Education (CP), which determines special allowance payments, and LIBOR, which is the basis of the Company’s funding. This divergence between CP and LIBOR further decreased net interest income by $21.0 million.

The Company’s other income of $7.0 million for the first quarter of 2009 was $6.0 million (46%) lower than the same quarter of 2008.  This decrease included $8.1 million of higher net mark-to-market losses on the Company’s derivatives and retained interests from securitizations. These losses reflect reduced interest margins and an increase in discount rates, partially offset by a decline in prepayments which extended the expected lives of the trusts.

Total operating expenses of $34.9 million for the first quarter ended March 31, 2009 were $9.3 million lower than the same quarter of 2008.  The Company’s operating expense ratio (total operating expenses as a percentage of average managed student loans) for the first quarter was 0.32%, 14 basis points lower than the same quarter of 2008, reflecting the effects of the Company’s strategic realignment activities and cost reduction initiatives.

The Company’s allowance for loan losses at March 31, 2009 was $111.4 million compared to $110.3 million at December 31, 2008, an increase of $1.1 million.  In addition, the provision for loan losses decreased $4.2 million versus the first quarter of 2008. The overall private credit delinquency rate continued to follow expected seasonal patterns with a delinquency rate of 2.0% at the end of the first quarter of 2009, compared to 1.9% at the end of the same quarter of 2008.

The Company’s effective tax rate during the first quarter of 2009 was 16.7%, compared to 38.9% in the same quarter of 2008. This decrease in the effective tax rate primarily reflects a $0.9 million reduction of current tax liabilities related to prior periods. In addition, the Company updated its blended statutory rate for 2009, which resulted in a current period tax benefit of $0.7 million for the revaluation of deferred income taxes.

The Company’s first quarter 2009 return on average equity decreased to 2.0% from 3.8% during the same quarter of 2008, driven by lower earnings.

On April 15, 2009, the Company’s Board of Directors declared a quarterly dividend on the Company’s common stock of $0.35 per share, down $1.08 per share from the previous quarter. The dividend will be paid June 1, 2009 to shareholders of record on May 15, 2009.

The Student Loan Corporation is one of the nation’s leading originators and holders of FFEL Program and private education loans.  Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400.  Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.  Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share amounts)

	Three months ended
	March 31,
	2009	2008
	Unaudited	Unaudited
NET INTEREST INCOME
Interest income	$204,196	$329,747
Interest expense	146,118	248,300
Net interest income	58,078	81,447
Provision for loan losses	(21,142)	(25,312)
Net interest income after provision for loan losses	36,936	56,135

OTHER INCOME
Gains on loans sold	-	1,455
Fees and other income	6,958	11,459
Total other income	6,958	12,914

OPERATING EXPENSES
Salaries and employee benefits	8,978	15,469
Other expenses	25,881	28,666
Total operating expenses	34,859	44,135

Income before income taxes	9,035	24,914
Provision for income taxes	1,507	9,680
NET INCOME	$7,528	$15,234

DIVIDENDS DECLARED AND PAID	$28,600	$28,600

BASIC AND DILUTED EARNINGS
PER COMMON SHARE
(based on 20,000,000 average shares outstanding)	$0.38	$0.76

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$1.43	$1.43

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except share and per share amounts)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Federally insured student loans	$18,655,058	$18,064,662
Private education loans	5,926,571	5,861,545
Deferred origination and premium costs	624,841	635,449
Allowance for loan losses	(111,377)	(110,329)
Student loans, net	25,095,093	24,451,327
Other loans and lines of credit	2,589	9,016
Loans held for sale	2,156,498	1,072,316
Cash	774	595
Residual interests in securitized loans	841,081	942,807
Other assets	1,586,638	1,659,617

Total Assets	$29,682,673	$28,135,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$14,246,200	$12,654,200
Short-term secured borrowings, payable to Department of Education	2,060,096	1,002,211
Long-term borrowings, payable to principal stockholder	8,602,000	10,102,000
Long-term secured borrowings	2,227,293	1,727,744
Deferred income taxes	226,066	241,642
Other liabilities	757,083	822,884

Total Liabilities	28,118,738	26,550,681

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	141,733	141,723
Retained earnings	1,422,002	1,443,074

Total Stockholders' Equity	1,563,935	1,584,997

Total Liabilities and Stockholders' Equity	$29,682,673	$28,135,678